EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1478
FAX (509) 747-1770

August 19, 2005

Securities and Exchange Commission
100 F Street, North East
Washington, D. C. 20549

RE: FITMEDIA INC.

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering:

          1. FITMEDIA INC. (the "Company") is a duly and legally organized and exiting Delaware state corporation, with its registered office located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its principal place of business located at 304B - 338 West 8th Avenue, Vancouver, British Columbia, Canada V5Y 3X2. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Delaware and filed with the office on August 30, 2004. The Company's existence and form is valid and legal pursuant to the representation above.

          2. The Company is a fully and duly incorporated Delaware corporate entity. The Company has one class of common stock at this time. It also has one class of preferred stock. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 203,520 shares of common stock previously issued by the Company to the selling shareholders are in legal form and in compliance with the laws of the State of Delaware, and when such stock was issued, it was legally issued, fully paid and non-assessable and when sold, it will be legally issued, fully paid, and non-assessable. The common stock to be sold by the Company pursuant to this Form SB-2 Registration Statement is likewise legal under the laws of the State of Delaware and when issued, it will be legally issued, fully paid, and non-assessable.

          3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

          4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

Securities and Exchange Commission
RE: FITMEDIA INC.
August 19, 2005

          5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

          6. All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

          7. By directors’ resolution, the Company has authorized the issuance of up to 670,000 shares of common stock.

          The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.0001 par value. Therefore, the Board of Directors’ Resolution which authorized the issuance for sale of up to 670,000 shares of common stock was within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak